                        ADDENDUM TO MANAGEMENT AGREEMENT

          This Addendum, dated as of March 6, 2002, supplements the Management
Agreement, dated as of November 16, 1998, as amended pursuant to Addendum to
Management Agreement, dated as of December 1, 2000 and June 18, 2001 (the
"Agreement"), by and between American Century Variable Portfolios, Inc.,
("ACVP") and American Century Investment Management, Inc. ("ACIM").

          WHEREAS, the Board of Directors of ACVP adopted an amendment to the
Multiple Class Plan that provides for the issuance of a new class of shares (the
"Class III Shares");

          IN CONSIDERATION of the mutual promises and conditions herein contained, the parties agree as follows (all capitalized terms used herein and not otherwise defined having the meaning given them in the Agreement):

          1. ACIM shall manage the following ACVP funds issuing Class III Shares in accordance with the terms and conditions specified in the Agreement, and for such management ACIM shall receive the Applicable Fee set forth below:

         Name of Fund/Series     Name of Class    Applicable Fee
         -------------------     -------------    --------------

         VP Ultra                Class III        1.00% of first $20 billion
                                                  0.95% over $20 billion

         VP Value                Class III        1.00% of first $500 million
                                                  0.95% of the next $500 million
                                                  0.90% over $1 billion

         VP International        Class III        1.50% of first $250 million
                                                  1.20% of the next $250 million
                                                  1.10% over $500 million

         VP Income & Growth      Class III        0.70%

          IN WITNESS WHEREOF, the parties have caused this Addendum to the
Management Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

Attest:                                              AMERICAN CENTURY
                                                     VARIABLE PORTFOLIOS, INC.

/s/Charles A. Etherington                            /s/David C. Tucker
Charles A. Etherington                               David C. Tucker
Vice President                                       Senior Vice President

Attest:                                              AMERICAN CENTURY INVESTMENT
                                                     MANAGEMENT, INC.

/s/Charles A. Etherington                            /s/David C. Tucker
Charles A. Etherington                               David C. Tucker
Assistant Secretary                                  Senior Vice President